Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (the “Agreement”), dated as of May 6, 2020, is entered into between Myriad Genetics, Inc. (together with its subsidiaries, affiliates, successors and assigns, the “Company”), and Mark C. Capone (“Capone” and, together with the Company, the “Parties” and each a “Party”).

WHEREAS, Capone previously served as the President and Chief Executive Officer of the Company, and as a member of the Board of Directors of the Company (the “Board”) and possesses valuable experience regarding the Company’s business and operations;

WHEREAS, Capone has resigned from his roles as the President and Chief Executive Officer of the Company, and as a member of the Board, effective as of February 6, 2020;

WHEREAS, Capone has continued to be employed by the Company as an at-will nonexecutive employee following his resignation as an officer and director of the Company through the Transition Date as defined below;

WHEREAS, the Parties desire to provide for a smooth transition of leadership and an orderly succession to a successor Chief Executive Officer; and

WHEREAS, the Company desires to retain the consulting and advisory services of Capone for a transition period.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and undertakings set out below, the Parties herby agree as follows:

1.	Employment Transition; Consulting Period:
a.	Effective as of May 1, 2020 (the “Transition Date”), Capone hereby irrevocably resigns from his employment with the Company.
b.

During the period beginning as of Transition Date and ending on September 30, 2020 (the “Consulting Period”), Capone will render such consulting and advisory services (the “Consulting Services”) as requested by the Company, through R. Bryan Riggsbee (the “Company Designee”), it being understood that the nature of the Consulting Services shall consist of providing advice and consultation in connection with the management of the business and such other matters as reasonably requested by the Company Designee.  The parties hereby agree that Capone shall be available to provide such Consulting Services up to twenty (20) hours per month.  Except as reasonably required for in-person meetings, Capone shall not report to work at the Company’s offices and, will provide his own workspace during the Consulting Period and be reasonably available by telephone and email.  The Consulting Period shall terminate immediately following the last day of Capone’s service with the Company as a consultant, and such date shall be referred to herein as the “Separation Date.”

2.	Payments and Benefits:
a.

Whether or not this Agreement becomes effective pursuant to its terms, the Company, through and including the Transition Date, will provide Capone with (i) all accrued and unpaid wages, including any paid time off that has been accrued but unused in accordance with the Company’s policies; (ii) any reimbursements owed to Capone in accordance with the Company’s policies; (iii) vesting and actual performance credit accrued under all outstanding equity and other long-term incentive awards; and (iv) the amounts accrued and credited to Capone’s account under the Company’s 401(k) savings plan in accordance with the terms and conditions of such plan. Except as set forth herein, including the amounts to be paid pursuant to the preceding sentence, Capone acknowledges that the Company owes no other wages, commissions, bonuses, vacation pay, sick pay or benefits to Capone as of the Transition Date.

b.	Provided that this Agreement becomes effective pursuant to its terms and Capone remains in compliance with this Agreement at all times, the following payments and benefits shall be made or provided:
i.

Capone shall be entitled to receive a lump sum payment of $600,230.77 if he executes this Agreement and does not revoke his execution in accordance with Section 16(a), which lump sum shall be paid within thirty (30) days following the expiration of the seven-day revocation period described in Section 16(a);

ii.

Capone shall be entitled to receive a monthly consulting fee of $38,250.00 during the Consulting Period, commencing May 1, 2020, which fee shall be paid within thirty (30) days following the last day of each calendar month during the Consulting Period;

iii.

subject to Capone timely and validly electing continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), Capone and his eligible dependents’ participation in the Company’s group health plan will continue for eighteen (18) months following the Transition Date on the same basis as of the date hereof and the amount of the COBRA premium to be paid to the COBRA administrator shall be paid directly by the Company during the Consulting Period and for up to an additional 12 months thereafter for a total of up to 18 months (the “COBRA Reimbursement”); provided, however, that if Capone subsequently becomes employed with a new employer that offers substantially similar benefits coverage (disregarding the cost of such coverage), the COBRA Reimbursement will cease as of the end of the month in which Capone becomes so employed; and

iv.

Capone shall be treated as a “Consultant” for purposes of the Company’s 2017 Employee, Director and Consultant Equity Plan, as amended (the “Plan”) and Capone’s change of status from employee to consultant as of the Transition Date shall not constitute a termination of services under Section 11 of the Plan or any other applicable section of the Plan;

accordingly, any and all performance/restricted stock units (“PSU/RSUs”) previously awarded to Capone while an employee of the Company shall continue to vest during the term of the Consulting Period, such vesting to take place per the terms and conditions of the underlying grant, and the Company will cause to be promptly issued to Capone the underlying shares of the Company common stock represented by the vesting of PSU/RSUs as vesting occurs; provided, that Capone authorizes the Company to withhold and sell a number of the underlying shares of the Company common stock which are issued to Capone, as necessary, to satisfy applicable withholding taxes for income tax purposes;

v.

If and to the extent bonus-eligible employees of the Company generally receive bonus compensation for the fiscal year ending June 30, 2020, Capone shall be eligible to receive an annual bonus for fiscal year 2020 as if he were still employed with the Company, such bonus to be based on Capone’s performance in relation to his 2020 MBOs as determined by the Compensation Committee of the Board in its sole discretion; any such bonus amount to be (i) pro-rated based on the length of Capone’s service during fiscal year 2020 through the Transition Date, and (ii) paid contemporaneously with payment of 2020 bonuses to other bonus-eligible executives, but in no event later than March 15, 2021;

vi.

Capone shall remain eligible to receive a cash payment equal to the award that would be payable under the Three-Year Cash Incentive Bonus Plan for the period ending in 2020 had Capone been employed on the payment date, to the extent a payout is earned based on actual performance, which payment, if any, will be paid as soon as practicable following the determination of whether the target thresholds were achieved for the awards under the Three-Year Cash Incentive Bonus Plan for the period ending in 2020, consistent with the timing of payments made to eligible employees, but in no event later than March 15, 2021 provided, however, that no such payments or benefits described in this Section 2(b) shall be paid or provided prior to the Effective Date (as defined in Section 16), and, in the event that the Effective Date occurs after the first payment is due under this Section 2(b), a catch-up payment shall be made at the time of the next regularly scheduled payment after the Effective Date.

c.

Provided that Capone re-executes this Agreement on or following the Separation Date and does not revoke his execution in accordance with Section 16(b), and Capone remains at all times in compliance with this Agreement, Capone shall receive an additional payment of $38,250.00, which payment shall be payable in a single lump sum on or before the 60th day following the Separation Date.

d.

Capone agrees and acknowledges that the payments and benefits referred to in Section 2(b) and (c) are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company.  Capone acknowledges that, other than any payment provided for in Section 2(b)(vi), all outstanding Three-Year Cash Incentive Bonus Plan awards for all outstanding periods shall be forfeited in accordance with their terms.  All outstanding equity awards held by Capone shall be treated in accordance with their terms, including with respect to any post-termination exercise periods for vested stock options.

3.	Release:
a.

Capone, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally releases the Company and each of its affiliates, subsidiaries and joint ventures, and all of their respective predecessors, successors and assigns, and all of their respective past and present owners, investors, shareholders, directors, officers, partners, members, employees, agents, attorneys and representatives (the “Company Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which Capone or his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Company Parties (collectively, the “Claims”):  (i) arising from the beginning of time to the time Capone executes or re-executes, as applicable, this Agreement, including, but not limited to (A) any such Claims relating to or arising out of Capone’s employment with, or engagement by, the Company or any of the other Company Parties, (B) any such Claims arising under any foreign, federal, state or local labor, employment, or anti-discrimination laws or any other laws including, without limitation, the federal Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, the Employment Relations and Collective Bargaining Act, the Utah Right to Work Act, the Utah Drug and Alcohol Testing Act, the Utah Minimum Wage Act, the Utah Protection of Activities in Private Vehicles Act, the Utah Employment Selection Procedures Act, and the Utah Occupational Safety and Health Act, each as amended and including each of their respective implementing regulations, and (C) any such Claims arising under tort, contract, or quasi-contract law, including but not limited to, claims for breach of contract (both express and implied), breach of any covenant of good faith and fair dealing (both express and implied), promissory estoppel, fraud, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation or unfair business practices, and any such Claims for attorneys’ fees and punitive or consequential damages; (ii) relating to or arising out of the termination of Capone’s employment with, or engagement by, the Company or any of the other Company Parties; or (iii) relating to or arising under any policy, agreement, plan, contract, understanding or promise, written or oral, formal or informal between any Company Party and Capone, including the Employment Agreement entered into between the Company and Capone dated October 1, 2002 (the “Employment Agreement”).  It is further understood and agreed that, notwithstanding any statute or common law principle, and for the purpose of implementing a full and complete release and discharge of all claims, Capone expressly acknowledges that this release is intended to include in its effect, without limitation, all Claims which Capone does not know or suspect to exist in Capone’s favor at the time of execution hereof, and that the release agreed upon herein contemplates the full extinguishment of Capone’s Claims (the “Release”).

b.

The Company, on behalf of itself and each of its affiliates, subsidiaries and joint ventures, and all of their respective predecessors, successors and assigns, and all of their respective past and present owners, investors, shareholders, directors, officers, partners, members, employees, agents, attorneys and representatives (the “Company Parties”) hereby irrevocably and unconditionally releases Capone, including his heirs, executors, administrators, successors, or assigns, (the “Capone Parties”) from any and all known charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, which the Company Parties ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Capone Parties (collectively, the “Claims”) arising from the beginning of time to the time the Company executes or re-executes, as applicable, this Agreement, including, but not limited to any such known Claims relating to or arising out of Capone’s employment with, or engagement by, the Company or any of the other Company Parties (the “Release”).

c.

Notwithstanding the foregoing, the Parties recognize that nothing contained in this Section 3 shall in any way release or discharge: (i) either Party’s right to bring any Claim that cannot be waived under applicable law; (ii) either Party’s right to enforce, or bring any Claim for breach of, this Agreement; (iii) either Party’s rights or obligations with respect to any vested benefits to which Capone may be entitled under any retirement plan of the Company or its affiliates; (iv) either Party’s rights or obligations under the Company’s bylaws, charter, other corporate or organizational documents, or that certain Indemnification Agreement between Myriad Genetics, Inc. and Mark C. Capone dated June 16, 2009 (“Indemnification Agreement”), which agreement is incorporated herein by reference; and (iv) any Claim by the Company Parties against the Capone Parties based on facts or circumstances that the Company does not know exist in the Company’s favor at the time of execution of this Agreement.

4.

Reimbursements: During the Consulting Period, Capone shall be reimbursed for business expenses in accordance with the Company’s standard procedures. Without limiting the foregoing, Capone shall have sixty (60) days from the conclusion of the Consulting Period to submit all outstanding business expenses, if any, with appropriate documentation for reimbursement by the Company. Failure to submit documented business expenses for reimbursement within this time period shall be considered a representation by Capone that he has been reimbursed for all business expenses.

5.

Benefits: Capone understands and acknowledges that, following the Transition Date, he shall be entitled to no benefits from the Company other than those expressly set forth in Section 2 (as applicable).

6.

Indemnification. The Company agrees to provide indemnification to Capone with respect to any claim or claims against Capone arising out of or relating to any consulting or other types of services Capone provides pursuant to or relating to this Separation Agreement, with such indemnification to be on terms substantially similar to those provided to him under the Company’s bylaws, charter, other corporate or organizational documents, and the Indemnification Agreement.

7.

No Admission: This Agreement constitutes a mutually acceptable vehicle for effecting Capone’s departure from the Company and shall not be used or treated or deemed to be an admission of liability or responsibility on the part of any released person or entity, including the Capone Parties.

8.

Confidentiality: Capone agrees that on or promptly following the Transition Date, he will return all Company property, both physical and electronic, as the Company may request, and that, subject to Section 9, during the Consulting Period and thereafter, he will not use or disclose to any person, agency, company, business or organization, unless authorized by the Company, any confidential or proprietary information concerning the Company, including but not limited to any inventions, discoveries, know-how, improvements, processes, products, services, proposals, solicitations, negotiations, customers, manner and method of operations, trade secrets, business plans, financial information, salary information of other Company employees and the like.  This statement is not meant to prohibit Capone from discussing the terms or conditions of Capone’s Consulting Services.  Capone understands that confidential information may be submitted to Capone by other persons or businesses and agrees to treat that confidential information with the same degree of care afforded to confidential information proprietary to the Company.

9.

Permitted Disclosures: Pursuant to 18 U.S.C. § 1833(b), Capone understands that Capone will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Capone’s attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Capone understands that if Capone files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Capone may disclose the trade secret to Capone’s attorney and use the trade secret information in the court proceeding if Capone (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement, or any other agreement that Capone has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.  Further, nothing in this Agreement or any other agreement that Capone has with the Company shall prohibit or restrict Capone from (A) making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company; or (B) responding to a valid subpoena, court order or similar legal process; provided, however, that prior to making any such disclosure pursuant to this Section 8(B), Capone shall provide the Company with written notice of the subpoena, court order or similar legal process sufficiently in advance of such disclosure to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
10.

Non-Disparagement: Capone agrees that he shall not disparage the Company or its officers, directors, employees, products or services.  Notwithstanding the foregoing, nothing contained in this Agreement will prohibit Capone from making permitted disclosures pursuant to Section 9.  Similarly, the Company agrees that it shall not disparage Capone.

11.

Cooperation: After the end of the Consulting Period, Capone shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company with respect to matters arising out of Capone’s services to the Company.  Capone further agrees that he will reasonably cooperate with the Company with respect to potential, threatened or actual litigation or similar proceeding involving the Company, including but not limited to cooperation relating to any such litigation or similar proceeding or other legal matter in which Capone has been, is or may become involved or with respect to which Capone has knowledge by virtue of his employment with, or services to, the Company, and further including but not limited to any existing or future litigation or similar proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems Capone’s cooperation necessary (all aforementioned proceedings and matters collectively referred to as “Litigation Matters”).  Capone shall be eligible for reimbursement by the Company of reasonable costs and expenses incurred by Capone in connection with complying with his obligations under this Section 11.  Capone shall be compensated at the rate of $450 per hour for all hours he expends in connection with non-Litigation Matters related to or arising out of Capone’s services to the Company (as described in the first sentence of this Section 11); for purposes of clarity, however, the Parties acknowledge and agree that Capone shall not be eligible for payment in connection with Litigation Matters.

12.	Non-Competition Agreement:
a.	Solely for purposes of this Section 12, the following terms shall have the meanings set forth below:
i.

“Competitive Capacity” means performing the same or similar duties as those performed by Capone on behalf of the Company at any time during the eighteen (18) month period immediately preceding February 5, 2020.

ii.

“Competitive Products” means any product or service available from third parties that are the same or substantially similar to the products or services offered or under development by the Company at any time during the twenty four (24) months prior to the Transition Date or during the Consulting Period in the Territory.

iii.	“Competitor” means any person or entity (including Capone or an entity that Capone becomes affiliated with or renders services to) that offers Competitive Products within the Territory.

iv.

“Customer” includes all customers of the Company and all actively sought prospective customers of the Company, with whom Capone had material contact with or about whom Capone obtained Confidential Information, in the performance of Capone’s duties at any time during the eighteen (18) month period immediately preceding February 5, 2020.

v.	“Territory” means the United States of America, or anywhere in the world where the Company does business.
vi.

“Directly or indirectly” means conduct taken individually, through other individuals, or as a partner, shareholder, member, officer, director, manager, employee, salesperson, independent contractor, agent, or consultant for any other individual or entity.

b.

During the Consulting Period and for twelve (12) months thereafter, Capone shall not, either for Capone’s own account or for or on behalf of any Competitor, directly or indirectly, take any of the following actions:

i.	have an ownership or financial interest in a Competitor;
ii.	advise or consult with a Competitor concerning any Competitive Product in the Territory;
iii.	be employed by, or provide services to, a Competitor in the Territory;
iv.	engage in the development, production, sale or distribution of Competitive Products in the Territory; or
v.	market, sell, or otherwise offer or provide Competitive Products in the Territory.
13.	Non-Solicitation Agreement:
a.	Solely for purposes of this Section 13, the following terms shall have the meanings set forth below:
i.

“Customer” means those entities or individuals (a) who were customers or prospective customers whom the Company was actively seeking to cultivate and (b) with whom Capone had personal contact during the final twenty-four (24) months of his employment with the Company.

ii.

“Recruit and solicit” shall include, but “recruit and solicit” are not limited to, providing names of employees of the Company, information about employees of the Company, providing the Company’s proprietary information to another individual, or entity, and allowing the use of Capone’s name by any company (or any employees of any other company) other than the Company, in the solicitation of the business of Company’s Customers.

b.	During the Consulting Period and for twelve (12) months thereafter, Capone shall not:
i.

on Capone’s own behalf or on behalf of any other entity, directly or indirectly solicit any Customer in relation to business currently being provided by the Company or directly or indirectly solicit any business of any Customer in regard to any activities in competition with activities of the Company of which Capone acquired knowledge during his employment with the Company; and

ii.	directly or indirectly recruit or solicit any employees (including consultants and independent contractors) of the Company to work for Capone or any other person or company.
14.	Acknowledgements; Enforcement:
a.

Capone acknowledges that the restrictions contained in Sections 12 and 13, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and Capone therefore acknowledges that, in the event of Capone’s violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

b.

The invalidity or unenforceability of any provision or provisions of Sections 12 and 13 shall not affect the validity or enforceability of any other provision or provisions of Sections 12 and 13 or of this Agreement, which shall remain in full force and effect. If any provision of Section 12 or Section 13 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of Sections 12 and 13 and shall correspondingly modify the Company’s obligations under Section 1 and Section 2.

15.

Attorney Consultation; Voluntary Agreement: Capone acknowledges that (a) the Company has advised Capone to consult with an attorney of Capone’s own choosing before signing this Agreement, (b) Capone has been given the opportunity to seek, and has in fact sought, the advice of counsel, (c) Capone has carefully read and fully understand all of the provisions of this Agreement, (d) the releases provided herein specifically apply to any rights or claims Capone may have against the Company Parties pursuant to the ADEA, (e) Capone is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration, including Capone’s continued services to the Company during the Consulting Period and the payments and benefits set forth in Section 2(b) and (c) of this Agreement, (f) Capone has the full power, capacity and authority to enter into this Agreement, and (g) Capone has no physical or mental impairment of any kind and are not acting under the influence of any mind-altering chemical or medication of any type that has interfered with Capone’s ability to read and understand the meaning of this Agreement.

16.	Period of Review and Revocation Rights:
a.

Capone acknowledges that Capone has been given at least twenty-one (21) calendar days to consider the terms of this Agreement.  Capone understands and agrees that Capone may accept this Agreement by signing and returning it within the applicable time frame to the Executive Vice President, General Counsel at 320 Wakara Way, Salt Lake City, Utah 84108.  Capone further acknowledges that Capone will have seven (7) calendar days following Capone’s execution of this Agreement within which to revoke the terms of this Agreement.  If Capone chooses to revoke the Agreement, the revocation must be in writing and delivered to the Executive Vice President, General Counsel, at the address above no later than seven (7) calendar days after Capone has signed this Agreement.  In the event of such revocation by Capone, this Agreement shall be null and void in its entirety and Capone will not receive the payments and benefits described in Section 2(b) and 2(c) of this Agreement, nor shall the Company have any obligation to continue Capone’s engagement for the duration of the Consulting Period.  Provided that Capone does not revoke this Agreement, the Agreement shall become effective on the eighth (8th) calendar day following the date of Capone’s execution of this Agreement (the “Effective Date”).

b.

Notwithstanding anything in this Agreement to the contrary, Capone must re-execute this Agreement on or within twenty-one (21) days following the Separation Date in order for Capone to be entitled to the payments and benefits in Section 2(c).  Capone acknowledges and agrees that Capone will have had at least twenty-one (21) days to consider the terms of this Agreement, including the release in Section 3, before re-executing this Agreement at such time.  Capone will again have the right to revoke Capone’s re-execution for a period of seven (7) days following Capone’s re-execution of this Agreement. Capone’s re-execution of this Agreement will not become effective until the eighth (8th) day after the date Capone has re-executed it, which will be the “Second Effective Date” of this Agreement.  If Capone does not re-execute this Agreement on or within twenty-one (21) days following the Separation Date, or Capone revokes his re-execution, the Company shall have no obligation to provide Capone with the payments and benefits set forth in Section 2(c).  Capone’s failure to re-execute this Agreement on or within twenty-one (21) days following the Separation Date in no way affects Capone’s prior release of claims under this Agreement. By Capone’s re-execution of this Agreement, the release set forth in Section 3 shall be deemed to cover any Claims which Capone, or Capone’s heirs, executors, administrators or assigns, had, may have had, or thereafter may have against the Company Parties by reason of any matter, cause or thing whatsoever arising from the beginning of time until the date on which Capone re-executes this Agreement.

c.

Capone acknowledges and agrees that any changes to this Agreement made after the date hereof, whether material or immaterial, shall not restart the 21-day consideration period for either Capone’s initial execution or Capone’s re-execution of this Agreement.

17.	Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Capone and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted through the American Arbitration Association in Salt Lake City, Utah in accordance with its National Employment Dispute Resolution rules. Capone acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding. The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement.

18.	Certain Tax Considerations:
a.

Tax Withholding: All amounts referenced herein shall be subject to applicable tax withholding.  The Company shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount thereof.

b.

Section 409A: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Capone shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Capone would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation under Section 409A, and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Capone and the Company during the six-month period immediately following Capone’s separation from service shall instead be paid on the first business day after the date that is six months following Capone’s separation from service (or, if earlier, Capone’s date of death). Notwithstanding anything to the contrary in this Agreement, all (A) reimbursements and (B) in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  The Company makes no representation that any or all of the payments described in this Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Capone shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
19.

Entire Agreement; Miscellaneous: This Agreement, together with any employment, confidentiality, proprietary rights, and dispute resolution agreements between Capone and the Company, constitute the entire agreement between the parties with respect to the subject matter hereof, and, effective as of the Effective Date, supersede all prior negotiations and agreements, whether written or oral. This Agreement may not be altered or amended except by a written document signed by Capone and an authorized representative of the Company. This Agreement may be signed in counterparts. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Utah without reference to its principles of conflicts of laws.

CAPONE UNDERSTANDS THAT CAPONE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT CAPONE IS GIVING UP ANY LEGAL CLAIMS CAPONE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. CAPONE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT. CAPONE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 2.

[Signature page follows]

Mark C. Capone:		Myriad Genetics, Inc.

/s/ Mark C. Capone		By:	/s/ Bryan Riggsbee
		Name:	Bryan Riggsbee
		Title:	Interim President and CEO, and
Chief Financial Officer
Date:	May 6th, 2020	Date:	May 6th, 2020

Re-Executed:

Mark C. Capone

Date:

(may not be re-executed prior to September 30, 2020)